As filed with the Securities and Exchange Commission on January 15, 2019

Registration No. 333-221878

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN HOMES 4 RENT

AMERICAN HOMES 4 RENT, L.P.

(Exact name of registrant as specified in its charter)

Maryland (American Homes 4 Rent) Delaware (American Homes 4 Rent, L.P.)	46-1229660 80-0860173
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

30601 Agoura Road, Suite 200

Agoura Hills, California 91031

(805) 413-5300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Sara H. Vogt-Lowell

Chief Legal Officer and Secretary

American Homes 4 Rent

30601 Agoura Road, Suite 200

Agoura Hills, California 91301

(805) 413-5300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Michael E. McTiernan

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

American Homes 4 Rent:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicated by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

American Homes 4 Rent, L.P.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (1)(2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Debt Securities (3)(4)
Guarantees of Debt Securities of American Homes 4 Rent, L.P. (4)
Total

(1)

Omitted pursuant to General Instruction II.E. of Form S-3. An indeterminate aggregate initial offering price or number of securities of the identified classes is being registered as may from time to time be offered at indeterminate prices.

(2)

This registration statement also covers an indeterminate amount of the identified classes of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities of the registrants. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(3)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrants are deferring payment of all of the registration fee. Registration fees will be paid subsequently on a pay-as-you-go basis.

(4)	American Homes 4 Rent, L.P. debt securities may be accompanied by guarantees issued by American Homes 4 Rent.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-221878) of American Homes 4 Rent (the “Company”) and American Homes 4 Rent, L.P. (the “Registration Statement”) is being filed solely to deregister the guarantees of American Residential Properties OP, L.P. that were covered by the Registration Statement and to remove American Residential Properties OP, L.P. as an additional subsidiary guarantor co-registrant. This Post-Effective Amendment No. 1 shall become effective immediately upon filing with the SEC. The base prospectus to the Registration Statement will be updated accordingly in a future filing with the SEC.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$	*
Accountants’ Fees and Expenses		**
Legal Fees and Expenses		**
Printing Expenses		**
Miscellaneous		**

TOTAL	$	**

*	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrants are deferring payment of all of the registration fee.
**	The calculation of these fees and expenses is dependent on the number of issuances and amount of securities offered and, accordingly, cannot be estimated at this time.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement. The Agreement of Limited Partnership, as amended, of American Homes 4 Rent, L.P. (the “Partnership Agreement”) provides for indemnification of us and our officers and trustees to the fullest extent provided by the DRULPA, unless it is established by a final determination of a court of competent jurisdiction that (i) the act or omission of either of us and our officers and trustees was material in the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) either of us and our officers and trustees actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, either of us and our officers and trustees had reasonable cause to believe the act or omission was unlawful. The indemnity shall extend to any liability of us and our officers and trustees pursuant to a loan guarantee, contractual obligation for indebtedness or other obligation or otherwise, for any indebtedness of our operating partnership or any subsidiary of our operating partnership. Further, the indemnification provided in the Partnership Agreement shall not limit any other right to indemnification of us and our officers and trustees provided under any agreement, pursuant to a vote of our operating partnership, as a matter of law or otherwise. Set forth below are the indemnification arrangements applicable to us.

The Maryland statute governing REITs formed under the laws of that state, or the Maryland REIT law, permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland REIT law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our declaration of trust and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a trustee or officer of our company and at our request, serves or has served another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we and our operating partnership have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.	EXHIBITS.

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Debt Securities Underwriting Agreement

3.1	Articles of Amendment and Restatement of Declaration of Trust of American Homes 4 Rent (Incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-11 (Registration Number 333-189103) filed June 25, 2013.)

3.2	First Articles of Amendment to Articles of Amendment and Restatement of Declaration of Trust of American Homes 4 Rent (Incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-11 (SEC File No. 333-189103) filed July 19, 2013.)

3.3	Articles Supplementary for American Homes 4 Rent 6.500% Series D Cumulative Redeemable Perpetual Preferred Shares (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed May 17, 2016.)

3.4	Articles Supplementary for American Homes 4 Rent 6.350% Series E Cumulative Redeemable Perpetual Preferred Shares (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed June 22, 2016.)

3.5	Articles Supplementary for American Homes 4 Rent 5.875% Series F Cumulative Redeemable Perpetual Preferred Shares (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed April 21, 2017.)

3.6	Articles Supplementary for American Homes 4 Rent 5.875% Series G Cumulative Redeemable Perpetual Preferred Shares (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 12, 2017.)

3.7	Articles Supplementary for American Homes 4 Rent 6.25% Series H Cumulative Redeemable Perpetual Preferred Shares (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 14, 2018.)

3.8	Amended and Restated Bylaws of American Homes 4 Rent (Incorporated by reference to Exhibit 3.8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed February 24, 2017.)

3.9	Agreement of Limited Partnership of American Homes 4 Rent, L.P. (Incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-11 (Registration Number 333-189103) filed June 25, 2013.)

3.10	First Amendment to Agreement of Limited Partnership of American Homes 4 Rent, L.P. (Incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-11 (Registration Number 333-189103) filed June 25, 2013.)

3.11	Amended and Restated Second Amendment to Agreement of Limited Partnership of American Homes 4 Rent, L.P. (Incorporated by reference to Exhibit 10.3 to Amendment No. 1 to the Company’s Registration Statement on Form S-11 (Registration Number 333-189103) filed June 25, 2013.)

3.12	Third Amendment to Agreement of Limited Partnership of American Homes 4 Rent, L.P. (Incorporated by reference to Exhibit 10.4 to Amendment No. 1 to the Company’s Registration Statement on Form S-11 (Registration Number 333-189103) filed June 25, 2013.)

Exhibit No.	Description

3.13	Fourth Amendment to Agreement of Limited Partnership of American Homes 4 Rent, L.P. (Incorporated by reference to Exhibit 10.5 to Amendment No. 1 to the Company’s Registration Statement on Form S-11 (Registration Number 333-189103) filed June 25, 2013.)

3.14	Fifth Amendment to Agreement of Limited Partnership of American Homes 4 Rent, L.P. (Incorporated by reference to Exhibit 10.6 to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 (Registration Number 333-191015) filed October 25, 2013.)

3.15	Sixth Amendment to Agreement of Limited Partnership of American Homes 4 Rent, L.P. (Incorporated by reference to Exhibit 10.7 to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 (Registration Number 333-192592) filed December 27, 2013.)

3.16	Seventh Amendment to Agreement of Limited Partnership of American Homes 4 Rent, L.P. (Incorporated by reference to Exhibit 10.8 to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 (Registration Number 333-195575) filed May 1, 2014.)

3.16	Eighth Amendment to Agreement of Limited Partnership of American Homes 4 Rent, L.P. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed September 25, 2014.)

3.17	Ninth Amendment to Agreement of Limited Partnership of American Homes 4 Rent, L.P. (Incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K filed March 2, 2015.)

3.18	Tenth Amendment to Agreement of Limited Partnership of American Homes 4 Rent, L.P. (Incorporated by reference to Exhibit 10.41 to the Company’s Annual Report on Form 10-K filed February 26, 2016.)

3.19	Eleventh Amendment to Agreement of Limited Partnership of American Homes 4 Rent, L.P. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed May 17, 2016.)

3.20	Twelfth Amendment to Agreement of Limited Partnership of American Homes 4 Rent, L.P. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 22, 2016.)

3.21	Thirteenth Amendment to Agreement of Limited Partnership of American Homes 4 Rent, L.P. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 21, 2017.)

3.22	Fourteenth Amendment to Agreement of Limited Partnership of American Homes 4 Rent, L.P. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 12, 2017.)

3.23	Fifteenth Amendment to Agreement of Limited Partnership of American Homes 4 Rent, L.P. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 13, 2018.)

4.1	Indenture, dated November 27, 2013, among American Residential OP, L.P., as issuer, American Residential Properties, Inc., as guarantor, and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.1 to American Residential Properties, Inc.’s Current Report on Form 8-K filed November 27, 2013.)

4.2	First Supplemental Indenture, dated February 29, 2016, among American Homes 4 Rent, ARPI REIT, LLC, American Residential Properties OP, L.P. and U.S. Bank, National Association, as trustee (Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed March 4, 2016.)

Exhibit No.	Description

4.3	Form of Global Note representing American Residential Properties OP, L.P.’s 3.25% Exchangeable Senior Notes due 2018 (Incorporated by reference to Exhibit 4.1 to American Residential Properties, Inc.’s Current Report on Form 8-K filed November 27, 2013.)

4.4	Indenture, dated as of February 7, 2018, between American Homes 4 Rent, L.P. and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed February 7, 2018.)

4.5	First Supplemental Indenture, dated as of February 7, 2018, among American Homes 4 Rent, L.P., American Residential Properties OP, L.P. and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed February 7, 2018.)

4.6	Form of Global Note representing American Homes 4 Rent, L.P.’s 4.250% Senior Notes due 2028 (Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed February 7, 2018.)

4.7*	Form of Debt Security

5.1*	Opinion of Hogan Lovells US LLP regarding the legality of the securities being registered

8.1**	Opinion of Hogan Lovells US LLP regarding certain tax matters

23.1**	Consent of Ernst & Young, LLP

23.2**	Consent of BDO USA, LLP

23.3**	Consent of Ernst & Young, LLP

23.4*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

23.5**	Consent of Hogan Lovells US LLP (included in Exhibit 8.1)

24.1**	Power of Attorney (included on the signature page of the previously filed registration statement)

25.1**	Statement of Eligibility of Trustee on Form T-1(Incorporated by reference to U.S. Bank Association’s Form T-1 filed January 31, 2018.)

*	To be filed by amendment or incorporated by reference in connection with the offering of specific securities.
**	Previously filed.

ITEM 17.	UNDERTAKINGS.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by either registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

Each of the undersigned registrants undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrants hereby undertake to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of either of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either or both of the registrants of expenses incurred or paid by a trustee, officer or controlling person of either registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Agoura Hills, State of California, on January 15, 2019.

AMERICAN HOMES 4 RENT

By:	/s/ DAVID P. SINGELYN
David P. Singelyn
Chief Executive Officer

AMERICAN HOMES 4 RENT, L.P.

By: American Homes 4 Rent, its general partner

By:	/s/ DAVID P. SINGELYN
David P. Singelyn
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of each registrant in the capacities and on the dates indicated.

/s/ David P. Singelyn David P. Singelyn	Chief Executive Officer and Trustee (Principal Executive Officer)	January 15, 2019

/s/ Christopher C. Lau Christopher C. Lau	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 15, 2019

* B. Wayne Hughes	Non-Executive Chairman	January 15, 2019

* John Corrigan	Chief Operating Officer and Trustee	January 15, 2019

* Dann V. Angeloff	Trustee	January 15, 2019

* Douglas N. Benham	Trustee	January 15, 2019

* Tamara Hughes Gustavson	Trustee	January 15, 2019

* Matthew J. Hart	Trustee	January 15, 2019

* James H. Kropp	Trustee	January 15, 2019

* Kenneth Woolley	Trustee	January 15, 2019

*By:	/s/ DAVID P. SINGELYN
David P. Singelyn
Attorney-in-Fact